Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Prospect Medical Holdings, Inc. (the Company) for the registration of 3,299,010 shares of its common stock and to the incorporation by reference therein of our report dated December 21, 2005, with respect to the consolidated financial statements and schedule of the Company, included in its Annual Report (Form 10-K) for the year ended September 30, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California September 19, 2006